                                                                      EXHIBIT 11
                                                                          Page 1

                        GTE CORPORATION AND SUBSIDIARIES
                 CALCULATION OF EARNINGS (LOSS) PER COMMON SHARE
                                 (In Thousands)

                                                                     Years ended December 31
                                                ------------------------------------------------------------------
                                                  1995           1994          1993          1992          1991
                                                  ----           ----          ----          ----          ----
Net income (loss) from:
   Continuing operations                        $ 2,537,949    $2,440,869   $ 971,978    $ 1,760,704    $1,491,317
   Discontinued operations                             --            --          --          (48,000)       51,499
   Extraordinary charges                         (4,682,000)         --       (89,990)       (52,000)         --
   Cumulative effect of accounting changes             --            --          --       (2,440,612)         --
                                                -----------    ----------   ---------    -----------    ----------
   Consolidated net income (loss)                (2,144,051)    2,440,869     881,988       (779,908)    1,542,816
                                                -----------    ----------   ---------    -----------    ----------

Adjustments to net income (loss):

   Add:  Preferred dividend requirements
           on dilutive convertible
           preferred stocks                             417           621         237            827         1,048
         Interest expense, net of tax
           effect, on employees' stock plans          1,853         1,441       1,915          6,257         4,778
                                                -----------    ----------   ---------    -----------    ----------
            Total adjustments                         2,270         2,062       2,152          7,084         5,826
                                                -----------    ----------   ---------    -----------    ----------

Adjusted consolidated net income (loss) from:

   Continuing operations                          2,540,219     2,442,931     974,130      1,767,788     1,497,143
   Discontinued operations                             --            --          --          (48,000)       51,499
   Extraordinary charges                         (4,682,000)         --       (89,990)       (52,000)         --
   Cumulative effect of accounting changes             --            --          --       (2,440,612)         --
                                                -----------    ----------   ---------    -----------    ----------
Adjusted consolidated net income (loss)         $(2,141,781)   $2,442,931   $ 884,140    $  (772,824)   $1,548,642
                                                ===========    ==========   =========    ===========    ==========

Average common shares                               969,930       957,948     944,678        904,516       881,727
                                                -----------    ----------   ---------    -----------    ----------

Adjustments to common shares:

   Add:  Dilutive convertible
           preferred stocks                             419           572         288            772           973

         Employees' stock and
           stock option plans                         4,063         3,340       4,024          7,808         7,513
                                                -----------    ----------   ---------    -----------    ----------
           Total adjustments                          4,482         3,912       4,312          8,580         8,486
                                                -----------    ----------   ---------    -----------    ----------

Adjusted average common shares                      974,412       961,860     948,990        913,096       890,213
                                                ===========    ==========   =========    ===========    ==========

EARNINGS (LOSS) PER COMMON SHARE:
   Primary (1)

     Continuing operations                      $      2.62    $     2.55   $    1.03    $      1.95    $     1.69
     Discontinued operations                           --            --          --             (.05)          .06
     Extraordinary charges                            (4.83)         --          (.10)          (.06)         --
     Cumulative effect of accounting changes           --            --          --            (2.70)         --
                                                -----------    ----------   ---------    -----------    ----------
         Consolidated                           $     (2.21)   $     2.55   $     .93    $      (.86)   $     1.75
                                                ===========    ==========   =========    ===========    ==========

   Fully diluted (2)

     Continuing operations                      $      2.61    $     2.54   $    1.02    $      1.94    $     1.68
     Discontinued operations                           --            --          --             (.05)          .06
     Extraordinary charges                            (4.81)         --          (.09)          (.06)         --
     Cumulative effect of accounting changes           --            --          --            (2.68)         --
                                                -----------    ----------   ---------    -----------    ----------
       Consolidated                             $     (2.20)   $     2.54   $     .93    $      (.85)   $     1.74
                                                ===========    ==========   =========    ===========    ==========


        The accompanying notes are an integral part of this schedule.

                                                                      EXHIBIT 11

                        GTE CORPORATION AND SUBSIDIARIES
           CALCULATION OF EARNINGS (LOSS) PER COMMON SHARE - Continued

NOTES:

(1) Computed by dividing net income (loss) applicable to common stock for the years by the average common shares outstanding. Common stock equivalents are excluded from this computation since they do not have a 3% dilutive effect.

(2) Computed assuming conversion or exercise of those preferred stocks and stock plans that would have a dilutive effect.

         (a) Average common shares outstanding are adjusted to reflect the shares which would be issued upon conversion of preferred stocks using the "if converted" method. Equivalent common shares to be added to average shares for the employees' stock plans and stock ownership plan are computed according to the "treasury stock" method.

         (b) Net income (loss) for the years is adjusted to reflect the increase in income for the preferred dividends declared for the years on the convertible preferred stocks, and the interest accrued, net of tax effect, on funds received from installments under the employees' stock plans.